                                                                    Exhibit 6(C)

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT shall be effective as of February 7,1996;

BETWEEN:

                        AMERICAN STONE CORPORATION, a corporation incorporated under the laws of the State of Delaware (the "Employer")

                        -and-

                        DAVID TYRRELL of the City of Toronto in the Province of Ontario (the "Employee")

         WHEREAS the Employer is desirous of retaining the services of the Employee in the position of President of the Employer upon the terms and conditions herein contained and the Employee is agreeable to providing such services.

         AND WHEREAS the terms "affiliate" and "associate" when used herein shall have the respective meaning ascribed to them in the Business Corporations Act (Ontario);

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants hereinafter contained and provided for, the parties hereto covenant and agree as follows:

1                  RETENTION, DUTIES AND POWERS OF THE EMPLOYEE
-                  --------------------------------------------

 .1 TERM. Subject to the terms and conditions hereinafter set forth, the Employer hereby appoints the employee as President of the Employer. Such employment shall commence on the effective date hereof and shall expire on December 31, 2000
(such period referred to herein as the "Term") unless otherwise terminated in accordance with the provisions hereof.

 .2 RENEWAL. This employment agreement, following the end of the Term, shall be automatically renewed for successive one year periods (each a "Renewal Term") unless terminated by either party in accordance with Article 4 hereof.

 .3 DUTIES AND SERVICES.

         (a) The services provided by and duties of the Employee hereunder shall be those customarily or commonly provided by or performed by a president of a corporation such as the Employer, including, but not limited to:

                  I. product development, including product sourcing, product formulation and specifications; product logistics, packaging development and pricing;

                  II. operations, including employment hiring and firing, accounting;

                  III. procurement, including raw material sourcing and purchasing;


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                  IV.      product and project coordination, including plant
                           sourcing, project management and quality control;

                  V. strategic planning, including assisting the board of directors in finalizing annual budgets, making recommendations on obtaining new plant and equipment, and exclusively making all capital expenditures and borrowing decisions for individual items of less than $50,000.00 each (provided that the Employee will be entitled to approve all expenditures and borrowing of more than $50,000.00 each in consultation with the Board of Directors with the intent that all such expenditures and borrowing over $50,000.00 will be approved by both the Board of Directors and the Employee prior to expenditure being made provided further that any expenditure or borrowing contemplated in the budget for the Employer shall be deemed to be approved by both parties without further approval required, once the budget is approved by both parties). For greater certainty, it is understood and agreed that no amount in excess of $50,000.00 will be borrowed by the Employer, no expenditure in excess of $50,000.00 will be made by the Employer, and no obligation will be incurred with a monetary liability in excess of $50,000.00 without the express written consent of the Employee; and

                  VI. such other services as may, from time to time, be required for the proper operation of the Employer, if such services would be reasonably expected to be performed by the president of a company such as the Employer.

         (b) The Employee agrees to provide his services to the Employer and perform his duties in a faithful and diligent manner to the best of the Employee's ability on a full-time basis, and to devote all of the Employee's attention, skill and effort to the Employer's business at all times (subject to the provisions herein after provided) in compliance with the reasonable policies, practices, directions and instructions, written or oral, of the board of directors of the Employer,

         (c)      INTENTIONALLY DELETED.

         (d) Notwithstanding the foregoing, the parties agree that the Employee shall be entitled to carry on other business activities during the Term which may be unrelated to the activities of the Employer, provided that such activities do not result in a negative effect upon the Employer and provided that the Employees first obligation will be to the Employer. In particular and without limiting the generality of the foregoing, the Employee shall be entitled to carry on the agency work that he has performed historically for Owen Sound Ledgerock Limited ("Owen Sound") provided that in the event of a direct conflict in the interests of the Employer and Owen Sound, the Employee will advise the Employer immediately and will cease to act for Owen Sound in the conflicting matter at the request of the Employer.

         (e)      INTENTIONALLY DELETED.

 .4 REPORTING RESPONSIBILITIES.

         Without restricting the provisions of Section 1.3(a), the Employee shall be required to report to the board of directors and shareholders of the Employer (or such Nominee of the Employer as the Employer shall nominate from time to time) in the manner and to the extent contemplated by this Agreement, or as otherwise reasonably instructed by the board of directors.


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 .5 INSURANCE. The Employer shall be entitled, at its sole option, to obtain and maintain insurance on the Employee, the proceeds of which shall be payable to the Employer. In furtherance of the foregoing, the Employee agrees to do such things, including without limitation, submitting to physical examinations (including blood tests) as may be required to obtain such insurance provided that the failure of the Employee to qualify for such insurance shall not, in itself, affect the validity of this Agreement and shall not, in itself, amount to cause for dismissal of the Employee or termination of this Agreement.

2
-
                            COMPENSATION AND BENEFITS
                            -------------------------

 .1 REMUNERATION. For the performance of his services hereunder, the Employee shall be paid a salary (the "Salary") of $96,000.00 per annum, payable biweekly in arrears. During any Renewal Term hereunder, the Salary shall be reviewed by the Employer on an annual basis, with any increase in Salary to be at the sole discretion of the Employer after discussions with the board of directors of the Employer.

 .2       BENEFITS.

                  a) Assuming the Employee is otherwise eligible, the Employee will be eligible to participate in benefit programs which are generally equivalent to any Employer benefit plans made available to the senior employees of The Employer, other than any stock participation plan, bonus plan or any other kind of profit-sharing or financial incentive plan. The Employee acknowledges and agrees that there is currently no benefit plan in place for the senior employees of the Employer, but if the Employer chooses to obtain such a plan, the Employer agrees that it will try to obtain a typical plan that will not exclude the Employee for any reason other than those demographic, health or lifestyle reasons that insurers typically apply to screen high risk candidates.

                  b) The Employer shall, during the Employee's employment hereunder, provide the Employee with a car allowance in an amount equal to $500.00 per month.

                  c) The Employer shall reimburse the Employee for proper and reasonable out-of-pocket expenses actually incurred by the Employee in the performance of the Employee's duties and the Employee shall maintain supporting statements, receipts or vouchers for such expenses to the extent reasonably possible..

 .3 VACATION. In each year of employment, the Employee is entitled to take three weeks per calendar year vacation with pay. Vacations may be taken at such time or times as shall be convenient to the Employee and the Employer.

 .4 WITHHOLDING. The Employer shall be entitled to withhold from any payments to the Employee pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority.

 .5 OTHER COMPENSATION. Commencing after completion of the 1996 fiscal year of the Employer and following with each fiscal year thereafter, the Employee shall be entitled to receive the following additional payments to share in the Net Income (as hereinafter defined) earned in the immediately preceding fiscal year of the Employer. "Net Income" for purposes of this Agreement shall mean net income of the Employer calculated in accordance with generally accepted accounting principles and procedures ("GAAP") applicable to the Province of Ontario adjusted so that: (1) all depreciation; and (2) all depletion allowances for


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resource based properties, which could otherwise properly be deducted, in accordance with GAAP from gross income of the Employer to calculate net income for other purposes shall be added back to Net Income and shall not be deducted. Net Income will be net of applicable income taxes.] In addition, the parties agree that Net Income shall be net only of interest payments on loans to related companies only with respect to loans approved by the Employee as contemplated herein. The Employee acknowledges and agrees that the existing loans between the Employer and American Stone Industries Inc. in the approximate total amount of $2,300,000.00 bearing interest at the Prime Rate plus two percent, (and for purposes of this Agreement, "Prime Rate" shall mean the rate charged by Fleet Bank of New York (or such other bank that American Stone Industries Inc. is using from time to time) to its most favored commercial customers for US dollar loans made in the USA) are permitted loans and the interest on same shall be deducted from income in calculating Net Income. The interest on any other loans made without the Employee's consent shall be added back to Net Income. The Employee shall be entitled to the following payments which shall be made within one hundred and twenty (120) days of the Employer's fiscal year end.

         a) A payment equal to Five percent (5%) of the first $1,000,000.00 in Net Income earned during a fiscal year of the Employer,

         b) A payment equal to Four percent (4%) of the second $1,000,000.00 in Net Income earned during a fiscal year of the Employer,

         c) A payment equal to Three percent (3%) of the third $1,000,000.00 in Net Income earned during a fiscal year of the Employer,

         d) A payment equal to Two percent (2%) of the fourth $1,000,000.00 in Net Income earned during a fiscal year of the Employer,

         e) A payment equal to One percent (1%) of all Net Income in excess of $4,000,000.00 earned during a fiscal year of the Employer,

2.5A For the 1996 fiscal year and for each partial fiscal year thereafter for which the Employee is entitled to a payment, the parties agree that the Employee's share of Net Income shall be prorated for the period during which the Employee was in the employ of the Employer, and the Employee shall be entitled to receive a payment that is based upon the income during the period of the employment, adjusted to reflect the fact that the Employee only worked for a portion of the year based upon the formula hereinafter described.

If the Employee is in the employ of the Employer for a portion of a fiscal year (such portion referred to herein as the "Stub Period"), then the Employee shall be entitled to a payment that is calculated in accordance with the following provisions:

         (a) For purposes of this section, the "Factor" means a fraction, the numerator of which is the number of days in the Stub Period, and the denominator of which is the number of days in the fiscal year containing the Stub Period (either 365 or 366).

         (b) The Employees share of Net Income for the Stub Period will be determined as follows:

                  I. net income of the Employer for the Stub Period will be calculated in accordance with

                           GAAP;

                  II. the figure in I) will be multiplied by the inverse of the Factor and the resulting amount


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                           will be the deemed net income of the Employer for the
                           fiscal year containing the Stub Period for the purposes of the calculations herein contained;

                  III. the amount which the Employer would have been required to pay for income taxes had the amount determined in II) been the actual net income of the Employer for the fiscal year in which the Stub Period is contained shall be determined; and such determination shall be made with a view to arriving at the lowest possible amount of income tax payable and accordingly all available deductions, allowances, credits and other amounts which would reduce taxable income shall be deemed to be claimed or taken;

                  IV. the amount of tax determined in accordance with iii) shall be subtracted from the amount determined in II) to determine net income for the fiscal year containing the Stub Period, net of taxes;

                  V. any amounts which, for the purposes of determining Net Income pursuant to this Agreement are to be added back to net income determined for other purposes (including depreciation, depletion allowances for resource based properties, and loan interest not approved by the Employee or authorized in accordance with this Agreement), and which were deducted from income in the calculation of net income of the Employer for the Stub Period in I) , shall be added together and the sum thereof will be multiplied by the inverse of the Factor. The product will be added to the net income for the fiscal year containing the Stub Period net of taxes as determined in IV). The resultant sum is referred to herein as the "Annualized Net Income of the Employer for the Stub Period".

                  VI. The percentages set forth in 2.5 to determine the Employee's share of Net Income in a fiscal period shall be applied against Annualized Net Income of the Employer for the Stub Period and the resultant figure will then be multiplied by the Factor to determine the Employee's share of Net Income for the Stub Period.

         (c) The above noted calculations shall be made without regard for the actual income and expenses in the entire fiscal year containing the Stub Period and shall use only income earned and expenses incurred, having regard to GAAP, during the Stub Period.

         (d) The Employer shall provide the Employee, within one hundred and twenty (120) days following the end of the Stub Period with:

                  I. payment of the Employee's share of Net Income for the Stub Period; and

                  II. a financial statement setting forth the calculations set out in b) above along with the figures used to make such calculations and all additional information reasonably required to verify the accuracy thereof.

         (e) acceptance of the payment described in d) shall not be deemed to be an acknowledgment by the Employee that the amount is accurate, and notwithstanding such acceptance the Employee, shall, for the six (6) month period following receipt of the financial statement and payment be entitled to dispute the amount of the payment, and in that event the Employer shall make available to the Employee all supporting documentation and materials reasonably required by the Employee to verify


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         such, amount. After such six (6) month period has passed, the Employee shall be deemed to have accepted the payment and the statements as correct without further recourse against the Employer subject only to any outstanding written objections received prior to the end of the said six (6) month period.

 .6 NO OTHER BENEFITS. The Employee shall not be entitled to any additional compensation or benefits for acting as a director, officer or employee of or in any capacity for or on behalf of the Employer or any affiliate or associate of the Employer or other entity in which the Employer has an equity interest, other than as provided in this Article 2. For greater certainty, the Employee shall not be entitled to participation in any stock or equity purchase or stock or equity option plans of the Employer or of any affiliate of associate of the Employer or any other entity in which the Employer has an equity interest.

3
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                EMPLOYEE'S REPRESENTATIONS AND NEGATIVE COVENANTS
                -------------------------------------------------

 .1 EMPLOYEE'S REPRESENTATIONS. The Employee represents and warrants that the execution and delivery of this Agreement, the Employee's employment by the Employer and the performance of the Employee's duties hereunder shall not contravene or violate or result in the breach of any judgment, order, decree or injunction of any court or governmental or regulatory authority or the provisions of any agreement, arrangement or understanding to which the Employee is a party or by which he is bound.

 .2 CONFIDENTIAL INFORMATION. The Employee acknowledges that, in the course of carrying out, performing and fulfilling his obligations to the Employer or any affiliate or associate of the Employer, the Employee will have access to and will be entrusted with information that would reasonably be considered confidential to the Employer, its affiliates or associates and their respective clients, the disclosure of any of which to competitors of the Employer, its affiliates or associates or such clients, or the general public, would be highly detrimental to the best interests of the Employer, its affiliates or associates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, project work, cost figures, client lists, special techniques peculiar to the clients, the services and general business of the Employer, its affiliates or associates (both past, present and contemplated) and information relating to the clients, their names, tastes, preferences and plans and their requirements for services provided or which could be provided by the Employee. Except as may be required in the course of carrying out his duties, the Employee therefore covenants and agrees that he will not disclose, during his employment or any time thereafter, any of such information to any person, other than the directors, officers or employees of the Employer that have a need to know such information, nor shall the Employee use or exploit, directly or indirectly, the same for any purpose other than the purposes of the Employer nor will he disclose or use for any purpose, other than those of the Employer, the private affairs of the Employer, its affiliates or associates or any other information which he may acquire or utilize during his employment with respect to the business and affairs of the Employer, its affiliates or associates. The Employee shall take all reasonable measures available to him to keep such information in the strictest confidence. Notwithstanding all of the foregoing, the Employee shall be entitled to disclose such information that he possesses prior to the commencement of this Agreement, and also may make disclosure if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that the Employee shall:

                  (a)      promptly notify the Employer thereof;

                  (b) consult with the Employer on the advisability of taking steps to resist or narrow such requirement; and


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                  (c)      if disclosure is required or deemed advisable,
                           cooperate with the Employer in any attempt to obtain an order or other assurance that such information will be accorded confidential treatment at the sole expense of the Employer.

The restrictions in this Section shall not apply to information which is or subsequently becomes in the public domain as result of circumstances not attributable either directly or indirectly to the Employee.

 .3 CORPORATE OPPORTUNITIES. Any business opportunities related to the business of the Employer, its affiliates or associates, which become known to the Employee during the period of his employment hereunder must be fully disclosed and made available to the Employer by the Employee and the Employee agrees not to take or omit to take any action if the result would be to divert from the Employer, its affiliates or associates any opportunity which is within the scope of its business as known to the Employee from time to time. This provision shall not apply to the Employee's ongoing relationship to the Owen Sound business unless the Employee's position as Employee is such that his intended actions on behalf of Owen Sound will benefit Owen Sound to the clear detriment of the Employer, in which case the Employee shall immediately disclose his conflict to the Board of Directors, shall take no further action, and shall follow the direction of the Board of Directors with respect to the involvement of Owen Sound.

 .4 PROPRIETARY INFORMATION. The Employee acknowledges and agrees that all right, title and interest in and to any information, trade secrets, inventions, discoveries, improvements, research materials and databases made or conceived by the Employee during his employment relating to the business or affairs of the Employer, its affiliates or associates shall belong to the Employer, its affiliates or associates. In connection with the foregoing, the Employee agrees to execute any assignments and/or acknowledgment as may be requested by the board of directors of the Employer from time to time.

 .5       NON-COMPETITION.

         (a) The Employee shall not without prior written consent of the board of directors of the Employer, which consent may be unreasonably withheld, during the 12 month period following the date that the Employee ceases to be an employee of the Employer or other termination of this Agreement (regardless of who initiated the termination and whether with or without cause), either individually or in partnership or in conjunction in any way with any person -or persons, whether as principal, agent, consultant, shareholder, guarantor, creditor or in any other manner whatsoever,

                  I. solicit, interfere with or endeavor to entice away from the Employer or any of its respective affiliates or associates, accept any business from or the patronage of or render any service to, sell to or contract or attempt to contract with any person, firm, or corporation who was a client, customer or supplier of the Employer, or any of its respective affiliates or associates or a prospective client, customer or supplier of the Employer, or any of its respective affiliates or associates with whom the Employer, or any of its respective affiliates or associates have or have had any dealing during the 12 month period immediately preceding the date upon which the Employee ceases to be an employee of the Employer,

                  II. offer employment to or endeavor to entice away from the Employer, or any of its respective affiliates or associates, any person employed by the Employer at the date of the termination of this Agreement or interfere in any way with the employment relationship between such employee and the Employer, or


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                  III.     seek employment or be employed by, consult, engage
                           in, carry on or otherwise be concerned with or have any interest in, or advise, lend money to, guarantee the debts or obligations of, permit the Employee's name, or any part thereof, to be used or employed by any person, firm, association, syndicate or corporation engaged in or concerned with a business which primarily manufactures or sells Berea sandstone. For purposes of this agreements business will be primarily involved in the manufacture or sale of Berea sandstone if more than 50% of its sales result from the manufacture or sale of Berea sandstone.

         (b) The foregoing covenants are given by the Employee acknowledging that the Employee either has or will have specific knowledge of the affairs of the Employer and its business. Therefore, the Employee hereby acknowledges and agrees that all covenants, provisions and restrictions contained in Article 3 of this Agreement are reasonable and valid in the circumstances of this Agreement, and all defenses to the strict enforcement thereof by the Employer are hereby waived by the Employee. The Employee acknowledges and agrees that any breach by the Employee of the covenants, provisions and restrictions contained in
         Article 3 of this Agreement during the term of employment hereunder shall constitute cause for termination. Notwithstanding anything herein to the contrary, the parties agree that nothing in 3.5(a)(iii) shall be deemed to restrict the Employee, following termination of this Agreement (regardless of the circumstances of such termination and regardless of who initiated same) from carrying on a business similar to the proprietorship carried on by the Employee under the name "Tyrrell Stone Design" as that business was carded on prior to February 7, 1996, so long as such business is not one which primarily manufactures or sells Berea sandstone.

         (c) The Employee further acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in Article 3 of this Agreement, the Employer's remedy in the form of monetary damages may be inadequate and that the Employer shall be and is hereby authorized and entitled, in addition to all other rights and remedies available to the Employer, to apply for and obtain from any court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach. The Employee also acknowledges that the operation of the foregoing covenants may seriously constrain his freedom to seek other remunerative employment.

 .6       RESTRICTIONS AND RIGHTS OF THE EMPLOYEE.

         (a) Nothing in this Agreement shall be deemed to prevent or prohibit the Employee from owning shares in a public company as an investment, so long as the Employee does not own more than five percent (5%) of the outstanding voting shares thereof.

         (b)      Intentionally Deleted.

         (c) Provided that the Employee acts honestly, diligently, and in good faith in the completion of his duties hereunder, the Employer agrees to indemnify and hold harmless the Employee from any cause of action or other liability to a third party, or to the Employer that may arise as a result of the Employee performing his duties hereunder, including, without limitation, any liability that may arise as a result of the negligence of the Employee.

 .7 SURVIVAL. Except as otherwise provided, each and all of the provisions of this Article 3 hereof shall survive the termination of this Agreement and the Employee's employment hereunder.


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4
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                    TERMINATION OF THE EMPLOYEE'S EMPLOYMENT
                    ----------------------------------------

 .1 TERMINATION FOR CAUSE. Notwithstanding anything contained in this Agreement, this Agreement and the Employee's employment hereunder may be terminated by the Employer

         (a) for any cause recognized at law, and it shall be deemed for purposes of this Agreement to be just cause for termination if Net Income for a fiscal year of the Employer occurring during the Term of this Agreement is less than one dollar ($1.00) provided that said fiscal year must occur entirely within the Term of this Agreement;

         (b) upon thirty (30) days notice by reason of the inability of the Employee to devote sufficient time and attention to the business and affairs of the Employer through BONA FIDE illness or disability, physical or mental, for a period of at least three (3) consecutive months or ninety days in any one (1) year period;

         (c)      by reason of the death of the Employee;

         (d)      upon the Employee reaching the age of 65;

         (e) the failure of the Employee in any material respect to observe, perform or comply with any material term, condition or obligations required by this Agreement if such failure has continued for a period of 14 days after notice of such failure and a demand for performance, observance or compliance has been given by the Employer, or in circumstances where such failure becomes repetitive, notwithstanding that on a prior occasion or occasions such failure has been remedied within such 14 day period: or

         (f) the conviction of the Employee of an offence punishable by imprisonment, which would adversely affect the goodwill or reputation of the Employer, or

         (g) during the first six (6) months of the Term, and at the end of the Term and each renewal period, the Employer may terminate for any reason whatsoever, provided that if the termination is without cause, then this Agreement may be terminated upon thirty (30) days notice or one months salary in lieu thereof which may be given thirty (30) days prior to the end of the Term or any renewal term to coincide with the end of the said Term or renewal term. It is understood and agreed that the Employer shall be deemed to have given such notice to terminate this Agreement at the end of the Term and any applicable renewal period, unless the Employer has previously delivered written notice of its intent to renew the Agreement for the period of the next renewal term.

         Upon termination of the Employee's employment hereunder pursuant to this section 4.1, the Employee's sole entitlement shall be his Salary and any expense reimbursement owing to him to the date of termination as well as his right to his share of Net Income as stipulated in
         Section 2.5 hereof and payment of any portion of the Employee's share of Net Income from a fiscal year previous to the fiscal year in which termination takes place, if such share has not been paid in full.

 .2 OTHER TERMINATION. The Employee shall be entitled to terminate this Agreement at any time upon thirty (30) days notice to the Employer. The following provisions shall apply to all terminations, subject to the limitations hereinafter expressed:


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         (a) where the provisions of Section 4.1 do not apply, this Agreement and the Employee's employment hereunder may be terminated at any time by the Employer upon payment to the Employee, by way of lump sum severance, a sum equal to one years salary, benefits (to the extent permitted by any plan), expense reimbursement, and the Employee's share of Net Income for the Stub Period calculated in accordance with Section 2.5A, and payment of any portion of the Employee's share of Net Income from a fiscal year previous to the fiscal year in which termination takes place, if such share has not been paid in full.

         (b) upon termination of the Employees employment hereunder by reason of the voluntary resignation of the Employee, the Employee's sole entitlement shall be his Salary to the date of termination, benefits (to the extent permitted by any plan), expense reimbursement, and the Employee's share of Net Income for the Stub Period calculated in accordance with Section 2.SA, and payment of any portion of the Employee's share of Net Income from a fiscal year previous to the fiscal year in which termination takes place, if such share has not been paid in full.

 .3       CONSEQUENCES OF TERMINATION.

         (a) If the Employee's employment hereunder is terminated in accordance with Section 4.2, the Employee shall be required, upon receipt of the Payout, to release the Employer and all of its subsidiaries from all manners of action, causes of action, suits, claims or demands against any of them which he ever had, then has or may thereafter have, for or by reason of or rising out of any cause, matter or thing. The Employee shall be deemed to have granted such a release upon payment of the Payout whether such a release is actually executed or not.

         (b) Upon termination of the Employees employment, howsoever caused, the Employee shall immediately resign all offices held, including directorships, in the Employer or any of its subsidiaries and the Employee shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of such resignation other than the payment contemplated by this Agreement. If the Employee fails to resign, the Employer is irrevocably authorized to appoint any person to act in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to it.

         (c) The Employee hereby authorizes the Employer to deduct from any payment due to the Employee at any time, including any termination payment, any amounts owed to the Employer by reason of any amounts owing by the Employee to the Employer provided however that this provision shall be applied so as not to conflict with any applicable legislation. In the event that the aforesaid amounts cannot be accurately calculated at the time of termination, the Employee hereby authorizes the Employer to withhold any amounts owed to the Employee for a period not to exceed 30 days for the purposes of such calculation.

         (d) Upon termination of his employment, howsoever caused, the Employee shall surrender to a representative of the Employer, upon request, all keys, manuals, insured lists, correspondence, monies, supplies, customer lists, employee lists, all other material and records, or other property of the Employers, its affiliates or associates of any kind that may be in the Employee's possession at such time.

         (e) All payments made and notices given by the Employer pursuant to this Article 4 shall include both notice of termination and severance pay as defined in the EMPLOYMENT STANDARDS ACT (Ontario) as it may from time to time be amended, the provisions of which are deemed to be incorporated into this Agreement.

The amount paid to the Employee shall be either the Payout, or the amount required under the said Act, whichever is greater. As provincial legislation is changed from time to time, the above notice of termination provisions will be altered accordingly and the new provisions will apply, if greater.

5
-
                           GENERAL CONTRACT PROVISIONS
                           ---------------------------

 .1       NOTICES.

         (a) Any notice or other document ("Notice") required or permitted to be given to the Employer or the board of directors of the Employer under this Agreement shall be in writing and shall be given to The Employer at its registered office, attention: Secretary, and to each director of the Employer by hand delivery or by mailing by registered mail, with postage thereon fully prepaid, in a sealed envelope, addressed to the director at the address designated by him from time to time by notice to the Employer and reflected in the records of the Employer.

         (b) Any Notice required or permitted to be given to the Employee hereunder shall be in writing and shall be given to the Employee by hand delivery or by registered mail, with postage thereon fully prepaid, in a sealed envelope, addressed to the Employee at:

         DAVID TYRRELL
         48 Lavender Avenue
         Toronto, Ontario, M6N 2B7

         (c) Any Notice hand delivered personally shall be deemed to have been received by and given to the addressee on the day of delivery. Any Notice mailed shall be deemed to have been received by and given to the addressee on the third
(3rd) business day following the date of mailing, provided that during a strike or other occurrence which shall interfere with normal mail service, all Notices shall be delivered personally by hand.

 .2 CURRENCY. All dollar amounts set forth or referred to in this Agreement and all uses of the dollar sign ($) used herein refer to Canadian currency.

 .3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereto hereby agree to attorn to the jurisdiction of the courts of the Province of Ontario.

 .4 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. Any headings preceding the text and paragraphs in this Agreement hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

 .5 WAIVER. No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a party shall constitute a waiver of such party's right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same prevision thereafter or any other provision of this Agreement at any time.

 .6 ENFORCEMENT AND SEVERABILITY. If any provisions of this Agreement as applied to any party or to any circumstance shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall not affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties hereto agree that the provisions hereof are reasonable and intend this Agreement to be enforced as written. However, if any provision or part thereof is held to be unenforceable because of the duration thereof, the area covered thereby or the types of activities restricted thereby, the parties hereto agree that a court of competent jurisdiction making such determination shall have the power to reduce the duration of any provision, the geographic area of any provision and the types of activities specified in any provision and to delete specific words or phrases contained in any provision, and in its reduced form, such provision shall then be enforceable.

 .7 NON-ASSIGNABILITY. This Agreement is personal to the Employee and may not be assigned by the Employee without the prior written approval of the Employer.

 .8 TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

 .9 ENUREMENT. Subject to the restrictions on assignments contained in this Agreement, this Agreement shall be binding upon and shall enure to the benefit of each of the parties and to the heirs, executors, administrators, successors and assigns of the Employee and the successors and assigns of the Employer.

 .10 ENTIRE AGREEMENT. This Agreement and the terms hereof supersede and replace all prior negotiations and/or agreements made between the parties, whether oral or written, and shall constitute the entire agreement between the parties with respect to all matters relating to the Employee's employment and the execution of this Agreement has not been induced by, nor do any of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated into and made a part of this Agreement. This Agreement shall not be amended, altered or modified except in writing signed by the parties.

 .11 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement on _____________, 1996.

                                    AMERICAN STONE CORPORATION

                                    Per:
                                        ---------------------------------
                                    Per:
                                        ---------------------------------

                                    I/we have authority to bind the corporation

---------------------------         ---------------------------------------
Witness                                                   DAVID TYRRELL

                                   RESIGNATION
                                   -----------

To:      American Stone Corporation

From:    Glen Garparini

Re:      Resignation as President

I hereby resign by position as president of American Stone Corporation, effective as of February 7, 1996. I will retain my position as director of the Corporation until further notice.

Dated this ______ day of __________________, 1996

                                            ------------------------------------
                                                                  Glen Garparini

                      RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                           AMERICAN STONE CORPORATION

HIRING OF DAVID TYRRELL AS PRESIDENT
------------------------------------

RESOLVED that the employment agreement with David Tyrrell, dated effective February 7, 1996 (copy attached) is hereby approved, and it is further resolved that Glen Garparini and Enzo Constantino be authorized to execute same on behalf of the Corporation.

                                    * * * * *

The foregoing resolution is hereby consented to by all the Sole Director of the Corporation pursuant to the Business Corporation Act this ______ day of ____________, 1996.



------------------------------
Glen Garparini, Director

                          RESOLUTION OF THE DIRECTOR OF

                TYRRELL STONE DESIGN LIMITED (the "Corporation")
                ------------------------------------------------

RESOLVED THAT the following transfer of shares in the capital stock of the Corporation be and the same is hereby approved:

Transferor                          Transferee                         No. and Class of Shares
----------                          ----------                         -----------------------
David Tyrrell              American Stone Industries Inc.                  100 Common shares


The undersigned, being the sole director of the Corporation entitled to vote on the foregoing resolution at a meeting of the board of directors or a committee of directors signs the foregoing resolution pursuant to subsection 129(1) of the Business Corporations Act effective as of the 22nd day of May, 1996.

                                            ------------------------------------
                                            DAVID TYRRELL